Exhibit 99.1

RealPage Appoints Scott Ingraham to Board of Directors, Audit Committee and Nominating and Governance Committee

CARROLLTON, Texas, Feb. 22, 2012 /PRNewswire/ — RealPage, Inc. (NASDAQ:RP), a leading provider of on demand software and software-enabled services to the rental housing industry, today announced that on February 21, 2012, the Board of Directors appointed Scott Ingraham as a member of the Board and designated him as a Class II director to stand for election at RealPage’s 2012 annual meeting of stockholders. As a member of the Board, Mr. Ingraham will participate in RealPage’s Independent Director Compensation Plan.

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In addition, the Board appointed Mr. Ingraham as an additional member of the Nominating and Governance Committee and as a member of the Audit Committee where he replaces Alfred R. Berkeley, III. Mr. Berkeley continues to serve as an independent director and as a member of the Compensation Committee. Jason Wright, a member of the Audit Committee since October 2006, has been appointed as chairman of the Audit Committee and as lead independent director. Further, the Board has appointed Jeffrey Leeds, a member of the Nominating and Governance Committee since December 1999, as chairman of the Nominating and Governance Committee.

Mr. Ingraham brings marketing and business leadership skills from his being a co-founder of three start-up companies, including the multifamily residential real estate leasing web site, Rent.com. He co-founded and served as the Chief Executive Officer and Chairman of Rent.com from 1999 until its acquisition by eBay in February 2005. He also has over 30 years of experience in other commercial real estate related endeavors and has served as chief executive officer of a public multifamily REIT. Additionally, Mr. Ingraham has experience in finance, including real estate investment banking, and qualifies as an audit committee financial expert under SEC guidelines.

Mr. Ingraham is an owner of Zuma Capital and serves on the board of Camden Property Trust; Kilroy Realty Corporation and Loopnet.com. Mr. Ingraham was the co-founder, Chairman and CEO of Rent.com. “It is a great honor to be invited to join the board of RealPage. Given my experience with Rent.com and the apartment REIT sector, I’m optimistic of making a positive contribution to RealPage and its distinguished Board,” stated Mr. Ingraham.

Steve Winn, CEO of RealPage, commented, “Scott is an icon in our industry and brings a wealth of knowledge about Internet marketing and multifamily real estate to our board. We are proud that Scott has accepted a position on our board and expect that he will help us refine our multichannel Internet marketing strategy.”

About RealPage

Located in Carrollton, Texas, a suburb of Dallas, RealPage provides on demand (also referred to as “Software-as-a-Service” or “SaaS”) products and services to apartment communities and single family rentals across the United States. Its on demand product lines include OneSite® property management systems that automate the leasing, renting, management, and accounting of conventional, affordable, tax credit, student living, senior living and military housing properties; LeaseStar™ multichannel managed marketing that enables owners to originate, syndicate, manage and capture leads more effectively and at less overall cost; YieldStar® asset optimization systems that enable owners and managers to optimize rents to achieve the overall highest yield, or combination of rent and occupancy, at each property; Velocity™ billing and utility management services that increase collections and reduce delinquencies;

LeasingDesk® risk mitigation systems that are designed to reduce a community’s exposure to risk and liability; OpsTechnology® spend management systems that help owners manage and control operating expenses; and Compliance Depot™ vendor management and qualification services to assist a community in managing its compliance vendor program. Supporting this family of SaaS products is a suite of shared cloud services including electronic payments, document management, decision support and learning. RealPage’s MyNewPlace® subsidiary is one of the largest lead generation apartment and home rental websites, offering apartment owners and managers qualified, prospective residents through subscription, pay-per-lead and LeaseMatch pay-per-lease programs. Through its Propertyware subsidiary, RealPage also provides software and services to single-family rentals and low density, centrally-managed multifamily housing. For more information, call 1-87-REALPAGE or visit www.realpage.com.

CONTACT: Investor Relations, Rhett Butler, +1-972-820-3773, rhett.butler@realpage.com